EXHIBIT 10.1

                  ASHLAND INC. NONQUALIFIED EXCESS BENEFIT
                      PENSION PLAN - 2003 RESTATEMENT
                   July 1, 2003 and as amended thereafter
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         WHEREAS,  the  Employee  Retirement  Income  Security  Act of 1974
("ERISA") establishes maximum limitations on benefits and contributions for retirement plans which meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended ("Code");
         WHEREAS, Ashland Inc. ("Ashland" or the "Company") maintains certain pension plans which are subject to the aforesaid limitations on benefits and contributions;
         WHEREAS, Ashland adopted the Ashland Oil, Inc. Nonqualified Pension Plan as of September 24, 1975 (which is now called the Ashland Inc. Nonqualified Excess Benefit Pension Plan, otherwise referred to as the "Plan"), for the purpose of providing benefits for certain employees in excess of the aforesaid limitations;
         WHEREAS, the Plan was amended and completely restated as of July 21, 1977;
         WHEREAS, the Plan was amended and completely restated as of October 1, 1982;
         WHEREAS, the Plan was amended and completely restated as of November 3, 1988;
         WHEREAS, the Plan was amended and completely restated as of September 19, 1996;
         WHEREAS, Ashland has retained the authority to make additional amendments to or terminate the Plan;
         WHEREAS, Ashland desires to further amend and restate the Plan and, as so amended, to continue the Plan in full force and effect;
         NOW, THEREFORE, effective July 1, 2003, Ashland does hereby further amend and restate the Plan in accordance with the following terms and conditions:
         1. Designation and Purpose of Plan. The Plan is designated the "Ashland Inc. Nonqualified Excess Benefit Pension Plan" ("Plan"). The purpose of the Plan is to provide benefits for certain employees in excess of the limitations on contributions, benefits, and compensation imposed by Sections 415 and 401(a)(17) of the Code (including successor provisions thereto) on the plans to which those Sections apply. The portion of the Plan providing benefits in excess of the Section 415 limits is an "excess benefit plan" as that term is defined in Section 3(36) of ERISA. It is intended that the portion, if any, of the Plan which is not an excess benefit plan shall be maintained primarily for a select group of management or highly compensated employees.

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         2.  Eligibility.  Subject to Section  11, the Plan shall  apply to those employees -
         (i) who have retired as an early, normal, or deferred normal retiree under the provisions of the Ashland Inc. and Affiliates Pension Plan ("Ashland Pension Plan"), as it may be amended, from time to time, or under provisions of any other retirement plan, as such other plan may be amended from time to time, which, from time to time, is specifically designated by Ashland for purposes of eligibility and benefits under the Plan (all such plans are
         hereinafter   referred  to  jointly  and  severally  as  "Affected
         Plans"); and
         (ii) who have not been terminated from employment due to Cause. Cause shall mean the willful and continuous failure of an employee to substantially perform his or her duties to Ashland (other than any such failure resulting from incapacity due to physical or mental illness), or the willful engaging by an employee in gross misconduct materially and demonstrably injurious to Ashland, each to be determined by Ashland in its sole discretion.

Notwithstanding anything to the contrary contained herein, any employee who would be entitled to participate in this Plan, but who is not a member of a select group of management or a highly compensated employee, shall be entitled to a benefit amount payable under the Plan based solely on the limitations on benefits imposed under Section 415 of the Code.
         3. Benefit Amount.
(i) Computation if not Eligible for Retirement Growth Account. The computation described in this paragraph (i) applies to retirees that are not eligible for the Retirement Growth Account in the Ashland Inc. and Affiliates Pension Plan. At any particular time, the benefit payable to a retiree eligible to participate in this Plan pursuant to the provisions in
Section 2 shall be computed by subtracting from (A) the sum of (B) and (C) where -
               (A) shall be the single life annuity that would be payable at age 62 to such retiree under the Affected Plans -
                   (1) with the benefit so payable thereunder calculated by disregarding any salary deferrals that may have been made by such retiree under the Ashland Inc. Deferred Compensation Plan and thereby restoring any salary that may have been so deferred to such retiree's compensation for purposes of the Affected Plans, and
                   (2) prior to any reductions made because of the limits imposed by Sections 415 and 401(a)(17) of the Code;

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provided  that the single life annuity  that would be so payable  under the
Ashland Pension Plan shall be computed without applying any offset attributable to the Ashland Inc. Leveraged Employee Stock Ownership Plan ("LESOP"), and such single life annuity shall be actuarially adjusted to be equivalent to a single life annuity payable at the particular time applicable based upon the applicable actuarial assumptions and other relevant provisions used for the same in the Affected Plans;
               (B) shall be the single life annuity that would be payable at age 62 to such retiree under the Affected Plans after reducing the amount so payable for the limits imposed by Sections 415 and 401(a)(17) of the Code, provided that such single life annuity that would be so payable under the Ashland Pension Plan shall be computed after first applying the offset attributable to the Offset Account (as that term is defined under the LESOP) in the LESOP, and each such single life annuity shall be actuarially adjusted to be equivalent to a single life annuity payable at
the  particular  time  applicable  based  upon  the  applicable   actuarial
assumptions and other relevant provisions used for the same in the Affected Plans; and
               (C)  shall  be  the  single  life   annuity  that  would  be
actuarially equivalent to such retiree's nonforfeitable portion of the Offset Account under the LESOP as of the valuation date thereunder coincident with or next preceding such retiree's termination of employment using the actuarial assumptions prescribed for this purpose in the Ashland Pension Plan.
(ii) Computation if Eligible for Retirement Growth Account. The computation described in this paragraph (ii) applies to retirees that are eligible for the Retirement Growth Account in the Ashland Pension Plan. At any particular time, the benefit payable to a retiree eligible to participate in this Plan pursuant to the provisions in Section 2 shall be computed by subtracting from (A) the sum of (B) and (C) where -
               (A) shall be the balance of the Retirement Growth Account added to the actuarially equivalent lump sum of any single life annuity that would be payable at age 62 to such retiree under the Affected Plans (other than the Ashland Pension Plan) based upon the applicable actuarial assumptions and other relevant provisions used for the same in the Affected Plans -
                   (1) with the benefit so payable thereunder calculated by disregarding any salary deferrals that may have been made by such retiree under the Ashland Inc. Deferred Compensation Plan and thereby restoring any salary that may have been so deferred to such retiree's compensation for purposes of the Affected Plans, and


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                   (2) prior to any  reductions  made because of the limits
imposed by Sections 415 and 401(a)(17) of the Code;
provided that the Retirement Growth Account balance that would be so payable under the Ashland Pension Plan shall be computed without applying any offset attributable to the Ashland Inc. Leveraged Employee Stock Ownership Plan ("LESOP");
               (B) shall be the balance of the Retirement Growth Account added to the actuarially equivalent lump sum of any single life annuity that would be payable at age 62 to such retiree under the Affected Plans (other than the Ashland Pension Plan) based upon the applicable actuarial assumptions and other relevant provisions used for the same in the Affected Plans after reducing the amount so payable for the limits imposed by Sections 415 and 401(a)(17) of the Code, provided that such Retirement Growth Account balance that would be so payable under the Ashland Pension Plan shall be computed after first applying the offset attributable to the Offset Account (as that term is defined under the LESOP) in the LESOP; and
               (C) shall be such retiree's nonforfeitable portion of the Offset Account under the LESOP as of the valuation date thereunder coincident with or next preceding such retiree's termination of employment.
(iii) Commencement. Subject to Section 6, the benefit computed under paragraph (i) or (ii) of this Section 3 shall commence or otherwise be paid or transferred pursuant to the provisions in Sections 4 or 5, effective as of the date as of which payments to such retiree commence under the Affected Plans.
         4. Payment Options.
(i)  Election.  A retiree  eligible  under  Section 2 for the benefit under
Section 3 shall, subject to Sections 5 and 6, elect the form in which such benefit shall be paid from among those identified in this Section 4 and such election shall be made at the time and in the manner prescribed by Ashland, from time to time, provided that the election is made before the
first  day  of  the  month  following  such  retiree's   termination   from
employment. Such election, including the designation of any contingent annuitant or alternate recipient under sub-paragraphs (D) or (E) of paragraph (ii) of this Section 4, shall be irrevocable except as otherwise set forth herein. Notwithstanding anything in the foregoing to the contrary, any retiree who makes an election under sub-paragraph (B) of paragraph (ii) of this Section 4 shall make such election by the earlier of
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               (A) the date six months  prior to the first day of the month following such retiree's termination from employment; or
               (B) the December 31 immediately preceding the first day of the month following such retiree's termination from employment. Such election under sub-paragraph (B) of paragraph (ii) of this Section 4 shall be made in the manner prescribed by Ashland, from time to time, and shall be irrevocable as of the applicable time identified under (A) or (B) of this paragraph (i) of Section 4. Until the time at which such election becomes irrevocable, an eligible retiree shall be able to change it.
(ii) Optional Forms of Payment.
               (A) Lump  Sum  Option.  Notwithstanding  any  provisions  of
Section 3(i) to the contrary, a retiree in an eligible class may elect to receive all of the benefit under Section 3 as a lump sum distribution. A lump sum benefit payment of a benefit under Section 3(i) shall be computed on the basis of the actuarially equivalent present value of such retiree's benefit under Section 3(i) of the Plan payable at the particular time applicable based upon such actuarial assumptions (including the interest rate) as determined from time to time by the Personnel and Compensation Committee of Ashland's Board of Directors (Committee). The normal form of payment for a benefit under Section 3(ii) shall be a single lump sum.
               (B) Lump Sum Deferral Option. A retiree who is eligible to receive a lump sum distribution under sub-paragraph (A) of this paragraph
(ii) of Section 4 and who was part of a select group of management or a highly compensated employee, shall be able to elect to defer all or a portion of the receipt of the elected lump sum (in increments of such percentage or such amount as may be prescribed by Ashland or its delegatee, from time to time), by having the obligation to distribute such amount transferred to the Ashland Inc. Deferred Compensation Plan to be held thereunder in a notional account and paid pursuant to the applicable provisions of such Plan, as they may be amended from time to time; provided, however, that the election to defer such distribution shall be made at the time and in the manner prescribed in paragraph (i) of this
Section 4.
               (C) Single Life Annuity. A retiree eligible under Section 2 for the benefit under Section 3 may elect to have such benefit paid in the form of equal monthly payments for and during such retiree's life, with such payments ending at such retiree's death. Before such


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election becomes  irrevocable as provided under paragraph (i) of Section 4, the retiree may change the option elected, subject to the applicable limitations and conditions applied to elections for the options described under sub-paragraphs (A) and (B) of this paragraph (ii) of Section 4. Payments under this option shall be actuarially equivalent to the benefit provided under Section 3, determined on the basis of the applicable actuarial assumptions and other relevant provisions used for the same in the Ashland Pension Plan.
               (D) Joint and Survivor Income Option. A retiree eligible under Section 2 for the benefit under Section 3 may elect to receive an actuarially reduced benefit payable monthly during the retiree's lifetime with payments to continue after his death to the person he designates (hereinafter called "contingent annuitant"), in an amount equal to (1) 100% of such actuarially reduced benefit, (2) 66 2/3% of such actuarially reduced benefit, or (3) 50% of such actuarially reduced benefit. Benefit payments under this option shall terminate with the monthly payment for the month in which occurred the date of death of the later to die of the retiree and his contingent annuitant. The following additional limitations and conditions apply to this option:
                   (a) The contingent annuitant shall be designated by the retiree in writing in such form and at such time as Ashland may from time to time prescribe.
                   (b) In the event the contingent annuitant dies prior to the date the election of this optional form of benefit becomes irrevocable as provided under paragraph (i) of Section 4, the retiree's selection of this option shall be void. Before the date the election of this optional form of benefit becomes irrevocable as provided under paragraph (i) of
Section 4, the retiree may change the contingent annuitant or change the option elected, subject to the applicable limitations and conditions applied to elections for the options described under sub-paragraphs (A) and
(B) of this paragraph (ii) of Section 4.
                   (c) In the event of the death of the retiree prior to the date the election is irrevocable as provided under paragraph (i) of
Section 4, such retiree shall be deemed to have terminated employment on the day before his death (for reasons other than death) and survived until the day after the date as of which the benefit he elected under this sub-paragraph (D) would have commenced.
                   (d) Actuarial equivalence under this sub-paragraph (D) shall be determined on the basis of the applicable actuarial assumptions and other relevant provisions used for the same in the Ashland Pension Plan.

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               (E) Period Certain Income Option.  A retiree  eligible under
Section 2 for the benefit under Section 3 may elect to receive an actuarially reduced benefit payable monthly during his lifetime and terminating with the monthly payment for the month in which his death occurs, with the provision that not less than a total of 120 monthly payments shall be made in any event to him and/or the person designated by him to receive payments under this sub-paragraph (E) in the event of his death (hereinafter called "alternate recipient"). Such alternate recipient shall be designated in writing by the retiree in such form and at such time as Ashland may from time to time prescribe. If a retiree and his alternate recipient die after the date as of which payments have commenced but before the total specified monthly payments have been made to such retiree and/or his alternate recipient, the commuted value of the remaining unpaid payments shall be paid in a lump sum to the estate of the later to die of
the  retiree  or  his  alternate   recipient.   The  following   additional
limitations and conditions shall apply to this option:
                   (a) A retiree may designate a new alternate recipient if the one first designated dies before the retiree and after the date the election of this optional form of benefit became irrevocable under paragraph (i) of Section 4. In the event the alternate recipient dies prior to the date the election becomes irrevocable as provided under paragraph
(i) of Section 4, the retiree's selection of this option shall be void. Before the date the election of this optional form of benefit becomes irrevocable as provided under paragraph (i) of Section 4, the retiree may change the alternate recipient or change the option elected, subject to the applicable limitations and conditions applied to elections for the options described under sub-paragraphs (A) and (B) of this paragraph (ii) of
Section 4.
                   (b) In the event of the death of the retiree prior to the date the election is irrevocable as provided under paragraph (i) of
Section 4, such retiree shall be deemed to have terminated employment on the day before his death (for reasons other than death) and survived until the day after the date as of which the benefit he elected under this sub-paragraph (E) would have commenced.
                   (c) Actuarial equivalence under this sub-paragraph (E) shall be determined on the basis of the applicable actuarial assumptions and other relevant provisions used for the same in the Ashland Pension Plan.
               (F) Death Before Payment. Subject to Section 6, in the event a retiree eligible under Section 2 for the benefit under Section 3 dies after having made an election of



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an optional form of payment under this  paragraph  (ii) of Section 4 before the date such election became irrevocable as provided under paragraph (i) of Section 4, such retiree shall be deemed to have terminated employment on the day before his death (for reasons other than death) and survived until the day after the date as of which the optional form of payment he elected would have commenced and payment shall then be made under the Plan in accordance with such retiree's election.
         5. Payment of Small Amounts. Unless such retiree receives his or her benefit in a lump sum as provided in Section 4, in the event a monthly benefit under this Plan, payable to either a retiree or to his contingent annuitant, alternate recipient or surviving spouse, is too small (in the sole judgment of Ashland) to be paid monthly, such benefit may be paid quarterly, semi-annually, or annually, as determined by Ashland to be administratively convenient.
         6. Survivor Benefit. In the event a retiree who was eligible under
Section 2 for the benefit under Section 3(i) dies, leaving a surviving spouse, before electing an optional form of payment under paragraph (ii) of
Section 4 and before the date such an election would have become irrevocable under paragraph (i) of Section 4, then such retiree shall be deemed to have -
(i) elected the joint and 100% survivor  income option under  sub-paragraph
(D) of paragraph (ii) of Section 4;
(ii) named his spouse as the 100% contingent annuitant;
(iii) terminated employment on the day before his death (for reasons other than death); and
(iv) survived until the day after the date as of which such benefit would have commenced.
In the event a retiree who was eligible under Section 2 for the benefit under Section 3(ii) dies, leaving a surviving spouse, before electing an optional form of payment under paragraph (ii) of Section 4 and before the date such an election would have become irrevocable under paragraph (i) of
Section 4, then such surviving spouse shall be entitled to the lump sum amount of the benefit as calculated under Section 3(ii) and payable no later than the time such a benefit would have to be paid under the Ashland Pension Plan. If such a retiree dies under the foregoing described circumstances without leaving a surviving spouse, then the benefit so computed under Section 3(ii) shall be paid to the beneficiary to whom such retiree's Retirement Growth Account balance is payable under the Ashland Pension Plan.

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         7. Costs. In appropriate cases,  Ashland may cause an affiliate to make the payment (or an allocable portion thereof) called for by the Plan directly to the person eligible to receive such payments.
         8. Confidentiality and No Competition All benefits under the Plan shall be forfeited by anyone who discloses confidential information to others outside of Ashland's organization without the prior written consent of Ashland or who accepts, during a period of five (5) years following his or her retirement, any employment or consulting activity which is in direct conflict with the business of Ashland at such time. Such determination shall be made in the sole discretion of Ashland. A breach of this Section 8 shall result in an immediate forfeiture of benefits payable to any retiree under the Plan.
         9. Lost Participant/Beneficiary. In the event Ashland, after reasonable effort, is unable to locate a person to whom a benefit is payable under the Plan, such benefit shall be forfeited; provided, however, that such benefit shall be reinstated (in the same amount and form as that of the benefit forfeited without any obligation to pay amounts which would otherwise have previously come due) upon proper claim made by such person prior to termination of the Plan.
         10. Miscellaneous.
(i) The obligations of Ashland and any affiliate thereof with respect to benefits under this Plan constitute merely the unsecured promise of Ashland and/or its affiliates, as the case may be, to make the payments provided for in this Plan. No property of Ashland or any affiliate is or shall, by reason of the Plan, be held in trust or be deemed to be held in trust for any person and any participant or beneficiary under the Plan, the estate of either of them and any person claiming under or through them shall not have, by reason of the Plan, any right, title or interest of any kind in or to any property of Ashland and its affiliates. To the extent any person has a right to receive payments under the Plan, such right shall be no greater than the right of any unsecured general creditor of Ashland/ or its affiliates.
(ii) Ashland shall administer the Plan. Ashland shall have full power and authority to amend, modify, or terminate the Plan and shall have all powers and the discretion necessary and convenient to administer the Plan in accordance with its terms, including, but not limited to, all necessary, appropriate, discretionary and convenient power and authority to interpret, administer and apply the provisions of the Plan with respect to all persons
having  or  claiming  to  have  any  rights,   benefits,   entitlements  or
obligations under the Plan. This includes,  without


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limitation,  the ability to construe and interpret  provisions of the Plan, make determinations regarding law and fact, reconcile any inconsistencies between provisions in the Plan or between provisions of the Plan and any other statement concerning the Plan, whether oral or written, supply any omissions to the Plan or any document associated with the Plan, and to correct any defect in the Plan or in any document associated with the Plan. All such interpretations of the Plan and documents associated with the Plan and questions concerning its administration and application, as determined by Ashland, shall be binding on all persons having an interest under the Plan. Ashland may delegate (and may give to its delegatee the power and authority to redelegate) to any person or persons any responsibility, power or duty under the Plan. Decisions of Ashland or its delegatee shall be final, conclusive, and binding on all parties.
(iii) Except as expressly allowed pursuant to Sections 3 and 4 of this Plan in regard to the form of benefit option and in connection with a division of property under a domestic relations proceeding under state law, no right or interest of of any person entitled to a benefit under the Plan shall be subject to involuntary alienation, assignment or transfer of any kind. A person entitled to a benefit under this Plan may voluntarily assign his or her rights under the Plan. Ashland, the Committee and any of their delegates shall not review, confirm, guarantee or otherwise comment on the legal validity of any voluntary assignment. Ashland and its delegates may review, provide recommendations and approve submitted domestic relations orders using procedures similar to those that apply to qualified domestic relations orders under the Ashland Pension Plan. Ashland or any affiliate may, however, offset or cause an offset to be made against any payment to be made under the Plan in regard to amounts due and owing from such person to Ashland or any affiliate. Notwithstanding anything to the contrary in this paragraph (iii), legally required tax withholding on benefit payments, the recovery, by any means, of previously made overpayments of Plan benefits, or the direct deposit of Plan benefit payments in a bank or similar account, provided that such direct deposits are allowed by Ashland in the administration of the Plan and provided that such direct deposit is not part of an arrangement constituting an assignment or alienation, shall not be considered to be prohibited under this paragraph (iii).
(iv) No amount paid or payable under the Plan shall be deemed salary or other compensation to any employee for the purpose of computing benefits to which such employee or any other person may be entitled under any employee benefit plan of Ashland or any affiliate.

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(v) To the extent that state law shall not have been  preempted by ERISA or any other law of the United States, the Plan shall be governed by the laws of the Commonwealth of Kentucky.
(vi) The Plan described herein shall amend and supersede, as of July 1, 2003, all provisions in the Ashland Inc. Nonqualified Pension Plan as Amended, dated as of September 19, 1996, except as otherwise provided herein and further excepting that the rights of former employees who terminated employment, retired, or became disabled prior to the day before the effective date hereof shall be governed by the terms of the Plan as in effect at the time of such termination of employment, retirement, or disability, unless otherwise provided herein.
     11. Change in Control. Notwithstanding any provision of this Plan to the contrary, in the event of a Change in Control (as defined hereinafter in this Section 11), any employee who would or will meet the requirements of Section 2, except that such employee has not or is not eligible to retire or terminate with a vested early, normal or deferred retirement benefit under any Affected Plan, shall be deemed to have a vested benefit hereunder, regardless of when such employee actually retires and commences benefits under an Affected Plan and such entitlement shall be vested from and after the time of such Change in Control. Ashland shall reimburse an employee for legal fees and expenses incurred if he or she is required to, and is successful in, seeking to obtain or enforce any right to payment pursuant to the Plan after a Change in Control. In the event that it shall be determined that such employee is properly entitled to the payment of benefits hereunder, such employee shall also be entitled to interest thereon payable in an amount equivalent to the prime rate of interest (quoted by Citibank, N.A. as its prime commercial lending rate on the latest date practicable prior to the date of the actual commencement of payments) from the date such payment(s) should have been made to and including the date it is made. Notwithstanding any provision of this Plan to the contrary, the Plan may not be amended after a Change in Control without the written consent of a majority of the Board of Directors of Ashland (hereinafter "Board") who were directors prior to the Change in Control. For purposes of this Section 11, Change in Control shall be deemed to occur (1) upon approval of the shareholders of Ashland (or if such approval is not required, upon the approval of the Board) of (A) any consolidation or merger of Ashland, other than a consolidation or merger of Ashland into or with a direct or indirect wholly-owned subsidiary, in which Ashland is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property other than a merger in which the holders of Common Stock immediately prior to the merger will have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Ashland, provided, however, that no sale, lease, exchange or other transfer of all or substantially all the assets of Ashland shall be deemed to occur unless assets constituting 80% of the total assets of Ashland are transferred pursuant to such sale, lease exchange or other transfer, or (C) adoption of any plan or proposal for the liquidation or dissolution of Ashland, (2) when any person (as defined in Section 3(a)(9) or 13(d) of the Exchange Act), other than Ashland or any subsidiary or employee benefit plan or trust maintained by Ashland, shall become the beneficial owner (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of more than 15% of Ashland's Common Stock outstanding at the time, without the approval of the Board, or (3) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by Ashland's shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period. Notwithstanding the foregoing, any transaction, or series of transactions, that shall result in the disposition of Ashland's interest in Marathon Ashland Petroleum LLC, including without limitation any transaction arising out of that certain Put/Call, Registration Rights and Standstill Agreement dated January 1, 1998 among Marathon Oil Company, USX Corporation, Ashland and Marathon Ashland Petroleum LLC, as amended from time to time, shall not be deemed to constitute a Change in Control.
     12.
         (a) Initial  Claim - Notice of Denial.  If any claim for  benefits
             (within the meaning of section 503 of ERISA) is denied in whole or in part, Ashland (which shall include Ashland or its delegate throughout this Section 12) will provide written notification of the denied claim to the participant or beneficiary, as applicable, (hereinafter referred to as the claimant) in a reasonable period, but not later than 90 days after the claim is received. The 90-day period can be extended under special circumstances. If special circumstances apply, the claimant will be notified before the end of the 90-day period after the claim was received. The notice will identify the special circumstances. It will also specify the expected date of the decision. When special circumstances apply, the claimant must be notified of the decision not later than 180 days after the claim is received.

             The written decision will include:
             (i)  The reasons for the denial.
             (ii) Reference  to the Plan  provisions  on which the denial is based. The reference need not be to page numbers or to section headings or titles. The reference only needs to
                  sufficiently   describe  the   provisions   so  that  the
                  provisions could be identified based on that description.
             (iii)A  description  of  additional  materials or  information needed to process the claim. It will also explain why those materials or information are needed.
             (iv) A  description  of the  procedure  to appeal the  denial, including the time limits applicable to those procedures. It will also state that the claimant may file a civil action under section 502 of ERISA (ERISA - ss.29 U.S.C.
                  1132). The claimant must complete the Plan's appeal procedure before filing a civil action in court.

             If the claimant does not receive notice of the decision on the claim within the prescribed time periods, the claim is deemed denied. In that event the claimant may proceed with the appeal procedure described below.
         (b) Appeal of Denied Claim. The claimant may file a written appeal of a denied claim with Ashland in such manner as determined from time to time. Ashland is the named fiduciary under ERISA for purposes of the appeal of the denied claim. Ashland may delegate its authority to rule on appeals of denied claims and any person or persons or entity to which such authority is delegated may re-delegate that authority. The appeal must be sent at least 60 days after the claimant received the denial of the initial claim. If the appeal is not sent within this time, then the right to appeal the denial is waived.

             The claimant may submit materials and other information relating to the claim. Ashland will appropriately consider these materials and other information, even if they were not part of the initial claim submission. The claimant will also be given reasonable and free access to or copies of documents, records and other information relevant to the claim.

             Written notification of the decision on the appeal will be delivered to the claimant in a reasonable period, but not later than 60 days after the appeal is received. The 60-day period can be extended under special circumstances. If special circumstances apply, the claimant will be notified before the end of the 60-day period after the appeal was received. The notice will identify the special circumstances. It will also specify the expected date of the decision. When special circumstances apply, the claimant must be notified of the decision not later than 120 days after the appeal is received.

             Special rules apply if Ashland designates a committee as the appropriate named fiduciary for purposes of deciding appeals of denied claims. For the special rules to apply, the committee must meet regularly on at least a quarterly basis.

             When the special rules for committee meetings apply the decision on the appeal must be made not later than the date of the committee meeting immediately following the receipt of the appeal. If the appeal is received within 30 days of the next following meeting, then the decision must not be made later than the date of the second committee meeting following the receipt of the appeal.

             The period for making the decision on the appeal can be extended under special circumstances. If special circumstances apply, the claimant will be notified by the committee or its delegate before the end of the otherwise applicable period within which to make a decision. The notice will identify the special circumstances. It will also specify the expected date of the decision. When special circumstances apply, the claimant must be notified of the decision not later than the date of the third committee meeting after the appeal is received.

             In any event, the claimant will be provided written notice of the decision within a reasonable period after the meeting at which the decision is made. The notification will not be later than 5 days after the meeting at which the decision is made.

             Whether the decision on the appeal is made by a committee or not, a denial of the appeal will include:

         (i)  The reasons for the denial.
         (ii) Reference to the Plan provisions on which the denial is based. The reference need not be to page numbers or to section headings or titles. The reference only needs to sufficiently describe the provisions so that the provisions could be identified based on that description.
         (iii)A statement that the claimant may receive free of charge reasonable access to or copies of documents, records and other information relevant to the claim.
         (iv) A description of any voluntary procedure for an additional appeal, if there is such a procedure. It will also state that the claimant may file a civil action under section 502 of ERISA (ERISA - ss.29 U.S.C. 1132).

         If the claimant does not receive notice of the decision on the appeal within the prescribed time periods, the appeal is deemed denied. In that event the claimant may file a civil action in court. The decision regarding a denied claim is final and binding on all those who are affected by the decision. No additional appeals regarding that claim are allowed.

         IN WITNESS WHEREOF, this amendment and restatement of the Plan is executed this 7th day of July, 2003.


ATTEST:                               ASHLAND INC.



/s/ Richard P. Thomas                 By:  /s/ Susan B. Esler
-------------------------------          ------------------------------------
          Secretary                          Vice President Human Resources -
                                             Programs and Services

                            AMENDMENT NO. 1 TO
           ASHLAND INC. NONQUALIFIED EXCESS BENEFIT PENSION PLAN
                   JULY 1, 2003 AND AS AMENDED THEREAFTER


         WHEREAS, effective for compensation deferred to calendar year 2005 and thereafter, there are new rules governing the tax consequences of such deferrals;
         WHEREAS, the Company desires to comply with such new rules;
         NOW, THEREFORE, effective December 31, 2004, the Plan is frozen and no additional benefits will accrue hereunder. Benefits accrued hereunder through December 31, 2004 shall remain subject to all of the rules, terms and conditions in effect for the Plan as of December 31, 2004.

         IN WITNESS WHEREOF, this Amendment to the Plan is executed this 20th day of December, 2004.


ATTEST:                                 ASHLAND INC.

/s/ David L. Hausrath                   By:  /s/ Susan B. Esler
--------------------------------           ----------------------------------
Secretary                                   Vice President, Human Resources